Exhibit 10.3
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into on this 25th day of August, 2005 by and between T-3 Energy Services, Inc., a Delaware corporation (“Employer”), and Gus Halas (“Employee”) and amends the May 1, 2003 Employment Agreement (the “Employment Agreement”) by and between Employee and Employer. Capitalized terms not otherwise defined herein shall have the meanings provided in the Employment Agreement.
RECITALS
     WHEREAS, Employee and Employer wish to amend certain provisions of the Employment Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties and subject to the conditions contained herein, the parties hereto covenant and agree as follows:
     A. The following new Section 4.10 shall be added to the end of Section 4 of the Employment Agreement:
          “4.10. TRANSACTION BONUS.
               (a) In the event that a “change of control” (as defined in Section 8 hereof) occurs on or prior to December 31, 2005, and the “transaction value per share” (as defined below) equals $20.00 per share, Employer will pay to Employee a “transaction bonus” equal to $5,230,769. If the transaction value per share exceeds $20.00 per share, the transaction bonus will be equal to the sum of (i) $5,230,769 plus (ii) the product of (x) 461,538 and (y) the difference between the transaction value per share and $20.00. If the transaction value per share is less than $20.00 per share, the transaction bonus will be equal to $5,230,769 reduced (but not below zero) by the product of (i) 461,538 and (ii) the difference between $20.00 and the transaction value per share. For purposes of this Section 4.10 the “transaction value per share” shall mean the aggregate amount received for each share of Employer common stock by the Employer’s stockholders in connection the change in control (as determined in good faith by the Board of Directors).
               (b) In the event that prior to December 31, 2005, Employee’s employment with Employer is terminated (i) by Employer other than for “good cause” (as defined in Section 7 hereof) or by reason of Employee’s death or “total disability” (as defined in Section 6 hereof) or (ii) by Employee under circumstances constituting a “Constructive Termination” (as defined in Section 7 hereof), Employee will be entitled to receive from Employer any transaction bonus that becomes payable pursuant to Section 4.10(a). In the event that on or prior to December 31, 2005, Employee’s employment with Employer is terminated (i) by Employer for good cause or, (ii) by Employee other than under circumstances constituting a Constructive Termination, Employee will forfeit any right to receive payment of any transaction bonus under this Section 4.10. For the avoidance of doubt, in the event that a change of control does not occur on or prior to December 31, 2005, Employee will not be entitled to receive payment of any transaction bonus under this Section 4.10.
               (c) The transaction bonus, to the extent payable pursuant to Section 4.10(a) or Section 4.10(b), will be paid on or within five (5) business days following the consummation of the change of control and will be subject to any payroll deductions as may be necessary or customary in respect of Employer’s salaried employees in general.
     B. Clauses (c) and (d) of Section 8 of the Employment Agreement shall be removed and replaced by the following:
“(c) Employer pay to Employee within thirty (30) days of such termination a lump-sum cash payment equal to the product of (i) his monthly base salary under Section 4.1 hereof then in effect and (ii) the number of months remaining in the Term of Employment (or, in the event of any termination, other than for good cause, following a change of control of Employer, twenty four months); and (d) Employee shall (i) for the number of months of base salary Employee is entitled to receive under Section 8(c), continue to be covered by, or Employer shall provide comparable coverage to Employee as was provided under, Employer’s medical and hospital insurance as furnished to other employees generally, and (ii) following the expiration of such period, be immediately eligible for such other insurance coverage required by COBRA”
     C. Section 3.3 of the Employment Agreement shall be amended such that in every instance in Section 3.3 in which the term “payments” is used, such term shall be replaced by the term “payments and/or benefits.”
     D. The following new sentence shall be added to the end of Section 3.4 of the Employment Agreement:
“Notwithstanding anything herein to the contrary, in the event of any breach by Employee of any of the covenants and agreements set forth in Section 3.3 hereof, in addition to any other remedies in law or equity that may be available to Employer, including pursuant to the immediately preceding sentence, Employee shall immediately return to Employer a pro-rata portion of any payment made to Employee pursuant to Section 8(c) hereof equal to the aggregate amount of such payment multiplied by a fraction, the numerator of which equals (a) the number of months of base salary Employee is entitled to receive under Section 8(c) minus (b) the number of full months elapsed from the date of Employee’s termination of employment with Employer until the date of Employee’s breach, and the denominator of which is the number of months of base salary Employee is entitled to receive under Section 8(c).”
     E. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its original provisions.
     F. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
[signature page follows]

     IN WITNESS WHEREOF, the undersigned duly execute this First Amendment as of the date first written above.

EMPLOYEE:	EMPLOYER:

T-3 Energy Services, Inc. a Delaware corporation

/s/ Gus Halas	By:	/s/ Stephen A. Snider

Gus Halas		Stephen A. Snider Chairman of the Compensation Committee of the Board of Directors

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